UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2019

DELMAR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37823	99-0360497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (604) 629-5989

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DMPI	The Nasdaq Capital Market

Item 8.01. Other Events.

On August 16, 2019, DelMar Pharmaceuticals, Inc. (the “Company”) closed on the sale of (i) 4,895,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase an aggregate of 2,655,000 shares of Common Stock and (iii) common warrants to purchase an aggregate of 7,762,500 shares of Common Stock, including 800,000 shares of Common Stock and warrants to purchase an aggregate of 1,012,500 shares of Common Stock sold pursuant to a partial exercise by the underwriters of the underwriters’ option to purchase additional securities, in its previously announced underwritten public offering (the “Offering”). Each share of Common Stock or pre-funded warrant, as applicable, was sold together with a common warrant to purchase one share of Common Stock at a combined effective price to the public of $1.00 per share and accompanying common warrant.

The net proceeds from the Offering, including from the partial exercise of the underwriters’ option to purchase additional securities, was approximately $6.7 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for its clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, the Company may use the net proceeds from the Offering for investments in businesses, products or technologies that are complementary to its business.

The Company granted the underwriters a 45-day option, ending September 28, 2019, to purchase up to an additional 1,012,500 shares of Common Stock and/or common warrants to purchase up to 1,012,500 shares of Common Stock, at the public offering price less discounts and commissions. On August 15, 2019, the underwriters partially exercised this option by purchasing 800,000 shares of Common Stock and common warrants to purchase an aggregate of 1,012,500 shares of Common Stock.

Maxim Group LLC acted as the book-running manager, and Dawson James Securities, Inc. acted as a co-manager in connection with the Offering, which was a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (Registration No. 333-232931) that was declared effective by the Securities and Exchange Commission on August 14, 2019. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

As previously reported, in May 2019, we received notices from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that, in light of our having reported stockholders’ equity of $1,259,161 as of March 31, 2019, we were not in compliance with the $2,500,000 minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) for continued listing on Nasdaq (the “Stockholders’ Equity Requirement”). In response to a plan submitted by us to Nasdaq at the end of May 2019, the Nasdaq Hearings Panel gave us until October 15, 2019 to issue a public disclosure that we have met the Stockholders’ Equity Requirement and have demonstrated compliance with all other requirements for continued listing. As a result of the closing of the Offering, the Company believes that it is now in compliance with the Minimum Stockholders’ Equity Requirement of $2.5 million for continued listing as set forth in Nasdaq Listing Rule 5550(b)(1), and therefore satisfies the applicable requirement for continued listing on The Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Date: August 16, 2019	By:	/s/ Scott Praill
Scott Praill
Chief Financial Officer

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